Exhibit 10.3

THIS IS THE FORM OF TAX SEPARATION AGREEMENT THAT IS INTENDED TO BE ENTERED
INTO BETWEEN GENIE ENERGY LTD. AND IDT CORPORATION, EFFECTIVE AS OF THE
CONSUMMATION OF THE SPIN-OFF

TAX SEPARATION AGREEMENT

This TAX SEPARATION AGREEMENT (this “Agreement”) is dated as of October [ _], 2011, by and between IDT Corporation, a Delaware corporation (“IDT”), and Genie Energy Ltd., a Delaware corporation (“Genie”).

WHEREAS, as of the date hereof, IDT is the common parent of an affiliated group of domestic corporations within the meaning of Section 1504(a) of the Code, and the members of the affiliated group have heretofore joined in filing consolidated federal income Tax returns (the “Affiliated Group”);

WHEREAS, IDT intends to effect a spinoff of Genie (and the business units held thereby) whereby IDT will distribute to the holders of IDT Class A common stock all of the outstanding shares of Genie Class A common stock at the rate of (i) one (1) share of Genie Class A common stock for every one (1) shares of IDT Class A common stock, and (ii) one (1) share of Genie Class B common stock for every one (1) share of IDT Class B common stock, each outstanding as of the Record Date (the “Distribution”, and together with the Contribution, the “Spinoff”).

WHEREAS, for United States federal income tax purposes, it is intended that the Contribution will qualify as tax-free under Section 351 of the Code and that the Spinoff will qualify as tax-free under Section 355 of the Code;

WHEREAS, as a result of the Spinoff, the Parties desire to enter into this Tax Separation Agreement to provide for certain Tax matters, including the assignment of responsibility for the preparation and filing of Tax Returns, the payment of and indemnification for Taxes, entitlement to refunds of Taxes, and the prosecution and defense of any Tax controversies;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I. DEFINITIONS

SECTION 1.1. General. Capitalized terms used in this Agreement and not defined herein shall have the meanings that such terms have in the Separation Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Affiliated Group” shall have the meaning specified in the preamble.

“Agreement” shall have the meaning specified in the preamble.

“Business Day” shall mean a day which is not a Saturday, Sunday or a day on which banks in New York City are authorized or required by law to close.

“Closing of the Books Method” shall mean the apportionment of items between portions of a taxable period based on a closing of the books and records on the Distribution Date (as if the Distribution Date was the end of the taxable period), provided that any items not susceptible to such apportionment (such as real or personal property taxes imposed on a periodic basis) shall be apportioned on the basis of elapsed days during the relevant portion of the taxable period.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean any agreement pursuant to which the parties named therein have agreed to terms under which they were permitted to review certain financial information relating to Genie or the Genie Business.

THIS IS THE FORM OF TAX SEPARATION AGREEMENT THAT IS INTENDED TO BE ENTERED
INTO BETWEEN GENIE ENERGY LTD. AND IDT CORPORATION, EFFECTIVE AS OF THE
CONSUMMATION OF THE SPIN-OFF

“Combined Group” shall mean a combined, unitary, or consolidated tax group that includes IDT or any of its subsidiaries, not including Genie or any of its subsidiaries, on the one hand, and Genie or any of its subsidiaries.

“Consolidated Return” shall mean any Tax Return relating to Income Taxes filed pursuant to Section 1502 of the Code, or any comparable combined, consolidated, or unitary group Tax Return relating to Income Taxes filed under state or local tax law which, in each case, includes IDT and at least one subsidiary.

“Contribution” shall have the meaning set forth in the preamble.

“Distribution” shall have the meaning set forth in the preamble.

“Final Determination” shall mean the final resolution of liability for any Tax for any taxable period, including any related interest or penalties, by or as a result of: (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreement under the laws of other jurisdictions which resolves the entire Tax liability for any taxable period; or (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax.

“Genie” shall have the meaning set forth in the preamble.

“Genie Common Stock” shall mean Genie’s (i) Class A common stock and (ii)  Class B common stock, each par value $0.01 per share.

“IDT” shall have the meaning specified in the preamble.

“IDT Common Stock” shall mean IDT’s (i) Class A common stock, and (ii) Class B common stock, each par value $0.01 per share.

“Income Tax” shall mean any income, franchise or similar Taxes imposed on (or measured by) net income or net profits.

“Income Tax Returns” shall mean all Tax Returns relating to Income Taxes

“Indemnification Tax Benefit” shall have the meaning specified in Section 2.4(b).

“Indemnified Tax” shall have the meaning specified in Section 2.4(b).

“IRS” shall mean the Internal Revenue Service.

“Other Tax” shall mean any Tax other than an Income Tax.

“Party” shall mean either IDT or Genie, as the case maybe.

“Payment Period” shall have the meaning specified in Section 2.4(c).

“Proceeding” shall mean any audit, examination or other proceeding brought by a Taxing Authority with respect to Taxes.

“Refund” shall have the meaning specified in Section 2.2.

“Retained Liabilities” shall have the meaning specified in the Separation Agreement.

“Retained Liability Payment” shall have the meaning specified in Section 2.5.

“Retained Liability Tax Benefit” shall have the meaning specified in Section 2.5.

THIS IS THE FORM OF TAX SEPARATION AGREEMENT THAT IS INTENDED TO BE ENTERED
INTO BETWEEN GENIE ENERGY LTD. AND IDT CORPORATION, EFFECTIVE AS OF THE
CONSUMMATION OF THE SPIN-OFF

“Separation Agreement” means that certain Separation and Distribution Agreement between IDT and Genie, dated even date herewith.

“Straddle Period” shall mean any taxable period commencing prior to, and ending after, the Distribution Date.

“Tax” or “Taxes” shall mean any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Taxing Authority.

“Taxing Authority” shall mean any governmental authority (whether United States or non-United States, and including, any state, municipality, political subdivision or governmental agency) responsible for the imposition of any Tax.

“Tax Returns” shall mean all reports or returns (including information returns and amended returns) required to be filed or that may be filed for any period with any Taxing Authority in connection with any Tax or Taxes (whether domestic or foreign).

SECTION 1.2. References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, such Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

ARTICLE II. ALLOCATION OF TAX LIABILITIES

SECTION 2.1. Indemnity.

(a)           IDT shall indemnify Genie from all liability for Taxes of IDT or any of its subsidiaries or relating to the IDT Business with respect to any taxable period.

(b)           Genie shall indemnify IDT from all liability for Taxes of Genie or any of its subsidiaries or relating to the Genie Business with respect to any taxable period, including, without limitation, the currently ongoing Tax audits related to the Genie Business.

(c)           Without limitation to the foregoing, other than United States consolidated income Tax returns, all other Tax returns shall be filed separately by IDT and Genie.  Genie and IDT shall be separately liable for any additional Taxes that may be determined on such returns.

(d)           Notwithstanding the foregoing, in the event that Genie is liable for U.S. Federal income Taxes related to any period prior to the Distribution Date (including the portion of any Straddle Period that is prior to the Distribution Date), which liability is eligible to be offset by IDT’s net operating loss carryforwards (“NOLs”) that are available at the date that the liability is assessed, then, subject to the next sentence, IDT shall allow (and cooperate with) Genie to utilize such carryforwards to offset such Tax liability.  In the event that IDT has a U.S. Federal income Tax liability that it is required to pay that would have been offset by NOLs that were utilized by Genie under this clause (d) within the eighteen (18) month period prior to the date that IDT’s Tax liability arose, Genie shall reimburse IDT for such Tax liability actually paid by IDT. In no event shall this clause (d) (i) prevent or restrict, in any manner, IDT’s right or ability to utilize, allow to expire, compromise, abandon or relinquish any Tax asset at any time, or take any action or refrain from taking any action, in IDT’s sole discretion, that would impact any such Tax asset that may be useful to Genie, or (ii) grant Genie any rights in respect of any Tax liability other than U.S. Federal income Taxes or Tax assets of IDT or any member of  IDT’s Affiliated Group (other than Genie and its subsidiaries).

THIS IS THE FORM OF TAX SEPARATION AGREEMENT THAT IS INTENDED TO BE ENTERED
INTO BETWEEN GENIE ENERGY LTD. AND IDT CORPORATION, EFFECTIVE AS OF THE
CONSUMMATION OF THE SPIN-OFF

SECTION 2.2. Refunds.

(a)           Subject to Section 3.5, if a Party receives a refund, offset, credit, or other benefit (including interest received thereon) (a “Refund”) of Tax which the other Party would have been obligated to indemnify had the Refund been a payment, then the Party receiving the Refund shall promptly pay the amount of the Refund to the other Party, less reasonable costs and expenses incurred in connection with such Refund, including any Taxes on such Refund or interest thereon (net of any tax benefit actually realized for paying over such Refund).

(b)           Each Party shall, if reasonably requested by the other Party, cause the relevant entity to file for and use its reasonable best efforts to obtain and expedite the receipt of any Refund to which such requesting Party is entitled under this Section 2.2 .

SECTION 2.3. Contests.

(a)           In the case of any Proceeding that relates to Taxes for which IDT is responsible under Section 2.1, IDT shall have the sole right to control, in its sole discretion, the conduct of such Proceeding. Subject to the foregoing, Genie shall have the right to participate jointly in any Proceeding if the consequences of the resolution of such Proceeding could reasonably be expected to affect the tax liability of Genie for any tax period to the extent such tax liability of Genie is not subject to an indemnification by IDT hereunder.

(b)           In the case of any Proceeding that relates to Taxes for which Genie is responsible under Section 2.1, Genie shall have the sole right to control, in its sole discretion, the conduct of such Proceeding. Subject to the foregoing, IDT shall have the right to participate jointly in any Proceeding if the consequences of the resolution of such Proceeding could reasonably be expected to affect the tax liability of IDT for any tax period to the extent such tax liability of IDT is not subject to an indemnification by Genie hereunder.

(c)           After the Distribution Date, each Party shall promptly notify the other Party in writing upon receipt of written notice of the commencement of any Proceeding or of any demand or claim upon it, which, if determined adversely, would be grounds for indemnification from such other Party pursuant to  Section 2.1  or could reasonably be expected to have an adverse Tax effect on the other Party. The failure of one Party to promptly forward such notification in accordance with the immediately preceding sentence shall not relieve the other Party of any obligation under this Agreement, except to the extent that the failure to promptly forward such notification actually prejudices the ability of the other Party to contest such Proceeding. Each Party shall, on a timely basis, keep the other Party informed of all developments in the Proceeding and provide such other Party with copies of all pleadings, briefs, orders, and other correspondence pertaining thereto.

SECTION 2.4. Treatment of Payments; After Tax Basis.

(a)           IDT and Genie agree to treat any indemnification payments (other than payments of interest pursuant to Section 2.4(c) ) pursuant to this Agreement, including any payments made pursuant to  Section 2.5 , as either a capital contribution or a distribution, as the case may be, between IDT and Genie occurring immediately prior to the Distribution, and to challenge in good faith any other characterization of such payments by any Taxing Authority. If, notwithstanding such good faith efforts, the receipt or accrual of any such payment (other than payments of interest pursuant to  Section 2.4(c) ) results in taxable income to the indemnified Party, such payment shall be increased so that, after the payment of any Taxes with respect to the payment, the indemnified Party shall have realized the same net amount it would have realized had the payment not resulted in taxable income.

THIS IS THE FORM OF TAX SEPARATION AGREEMENT THAT IS INTENDED TO BE ENTERED
INTO BETWEEN GENIE ENERGY LTD. AND IDT CORPORATION, EFFECTIVE AS OF THE
CONSUMMATION OF THE SPIN-OFF

(b)           To the extent that any liability for Taxes that is subject to indemnification under Section 2.1 (an “Indemnified Tax”) gives rise to an Indemnification Tax Benefit to the indemnified Party in any taxable period, the indemnified Party will promptly remit to the indemnifying Party the amount of any such Indemnification Tax Benefit actually realized. For purposes of this Agreement, “Indemnification Tax Benefit” means a reduction in the amount of Taxes that are required to be paid or increase in refund due, whether resulting from a deduction, from reduced gain or increased loss from disposition of an asset, or otherwise. For purposes of this Agreement, an indemnified Party will be deemed to have actually realized an Indemnification Tax Benefit at the time the amount of Taxes such indemnified Party is required to pay is reduced or the amount of any refund due is increased. The amount of any Indemnification Tax Benefit in this  Section 2.4(b)  shall be calculated by comparing (i) the indemnified Party’s actual Tax liability taking into account any Indemnified Tax with (ii) what the indemnified Party’s Tax liability would have been without taking into account any Indemnified Tax. If, pursuant to this Agreement, the indemnified Party makes a remittance to the indemnifying Party of any Indemnification Tax Benefit and all or part of such
Indemnification Tax Benefit is subsequently disallowed, the indemnifying Party will promptly pay to the indemnified Party that portion of such remittance equal to the portion of the Indemnification Tax Benefit that is disallowed.

(c)           Payments made pursuant to this Agreement that are not made within the period prescribed in this Agreement or, if no period is prescribed, within thirty (30) days after demand for payment is made (the “Payment Period”) shall bear interest for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment at a rate equal to the monthly average of the “prime rate” as published in the Wall Street Journal, compounded semi-annually. Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due;  provided , however , that this provision for interest shall not be construed to give the Party responsible for such payment the right to defer payment beyond the due date hereunder.

SECTION 2.5. Retained Liabilities.

(a) To the extent that any payments made by IDT in respect of the IDT Retained Liabilities (an “IDT Retained Liability Payment”) gives rise to a Retained Liability Tax Benefit to Genie in any taxable period, Genie will promptly remit to IDT the amount of any such Retained Liability Tax Benefit actually realized.

(b) To the extent that any payments made by Genie in respect of the Retained Liabilities (a “Genie Retained Liability Payment” and a Genie Retained Liability Payment or an IDT Retained Liability Payment, a “Retained Liability Payment”) gives rise to a Retained Liability Tax Benefit to IDT in any taxable period, IDT will promptly remit to Genie the amount of any such Retained Liability Tax Benefit actually realized.

(c) For purposes of this Agreement, “Retained Liability Tax Benefit” means a reduction in the amount of Taxes that are required to be paid or increase in refund due, whether resulting from a deduction, credit, increased basis, or otherwise. For purposes of this Agreement, a Party will be deemed to have actually realized a Retained Liability Tax Benefit at the time the amount of Taxes such Party is required to pay is reduced or the amount of any refund due is increased. The amount of any Retained Liability Tax Benefit in this  Section 2.5 shall be calculated by comparing (i) the relevant Party’s actual Tax liability taking into account any Retained Liability Payment received by such Party with (ii) what such Party’s Tax liability would have been without taking into account any such Retained Liability Payment. If, pursuant to this Agreement, a Party makes a remittance to the other Party of any Retained Liability Tax Benefit and all or part of such Retained Liability Tax Benefit is subsequently disallowed, the other Party will promptly pay to the remitting Party that portion of such remittance equal to the portion of the Retained Liability Tax Benefit that is disallowed.

(d) To the extent that any payments are made in respect of any adjustments to the United States consolidated return, such payments shall be paid and allocated to the party creating such adjustments.

THIS IS THE FORM OF TAX SEPARATION AGREEMENT THAT IS INTENDED TO BE ENTERED
INTO BETWEEN GENIE ENERGY LTD. AND IDT CORPORATION, EFFECTIVE AS OF THE
CONSUMMATION OF THE SPIN-OFF

SECTION 2.6. Transfer Taxes. Notwithstanding anything to the contrary herein, IDT shall bear any and all stamp, duty, transfer, sales and use or similar Taxes incurred in connection with the Spinoff.

ARTICLE III. RETURNS AND TAXES ATTRIBUTABLE TO GENIE

SECTION 3.1. IDT’s Responsibility for the Preparation of Tax Returns and for the Payment of Taxes.

(a)           IDT shall prepare and file or cause to be prepared and filed all Tax Returns of Genie or any of its subsidiaries or relating to the Genie Business that are due on or before the Distribution Date (taking into account any valid extensions thereof), all Income Tax Returns relating to taxable periods ending on or before the Distribution Date and all Income Tax Returns of the Affiliated Group or any Combined Group.

(b)           To the extent that Genie or any of its subsidiaries or the Genie Business is included in any Consolidated Return for a taxable period that includes the Distribution Date, IDT shall include in such Consolidated Return the results of Genie and the Genie Business on the basis of the Closing of the Books Method. To the extent permitted by law or administrative practice with respect to other Income Tax Returns, the taxable period relating to Genie or the Genie Business shall be treated as ending on the Distribution Date, and if the taxable period does not, in fact, end on the Distribution Date, the Parties shall apportion all tax items between the portions of the taxable period before and after the Distribution Date on the Closing of the Books Method.

SECTION 3.2. Genie’s Responsibility for the Preparation of Tax Returns and for the Payment of Taxes. Genie shall prepare and file or cause to be prepared and filed all Tax Returns relating to Other Taxes of Genie or any of its subsidiaries or the Genie Business that have not been filed before the Distribution Date. Genie shall prepare and file or cause to be prepared and filed all Income Tax Returns relating to taxable periods of Genie and its subsidiaries after the Distribution Date, except for Income Tax Returns of the Affiliated Group or any Combined Group and Income Tax Returns of Genie for any Straddle Period as described in  Sections 3.1  and  3.3 .

SECTION 3.3. Responsibility for the Preparation of Straddle Period Income Tax Returns and for the Payment of Straddle Period Income Taxes . IDT shall prepare and file or cause to be prepared and filed all Income Tax Returns of Genie for any Straddle Period. All such Income Tax Returns that are to be prepared and filed by IDT pursuant to this paragraph shall be submitted to Genie not later than thirty (30) days prior to the due date for filing of such Tax Returns (or if such due date is within forty-five (45) days following the Distribution Date, as promptly as practicable following the Distribution Date). Genie shall have the right to review such Tax Returns and to review all work papers and procedures used to prepare any such Tax Return. If Genie, within ten (10) Business Days after delivery of any such Tax Return, notifies IDT in writing that it objects to any of the items in such Tax Return, IDT and Genie shall attempt in good faith to resolve the dispute and, if they are unable to do so, the disputed items shall be resolved (within a reasonable time, taking into account the deadline for filing such Tax Return) by an internationally recognized independent accounting firm chosen by both IDT and Genie. Upon resolution of all such items, the relevant Straddle Period Tax Return shall be filed on that basis. The costs, fees and expenses of such accounting firm shall be borne equally by IDT and Genie.

SECTION 3.4. Manner of Preparation. All Income Tax Returns filed on or after the Distribution Date shall be prepared and filed on a timely basis (including pursuant to extensions) by the Party responsible for such filing under this Agreement. In the absence of a Final Determination to the contrary, a controlling change in law or circumstances, or accounting method changes pursuant to applications that are approved by the Internal Revenue Service, all Income Tax Returns of Genie for tax periods commencing prior to the Distribution Date shall be prepared on a basis consistent with the elections, accounting methods, conventions, assumptions and principles of taxation used with respect to the Genie Business for the most recent taxable periods for which Tax Returns of the Affiliated Group have been filed.

THIS IS THE FORM OF TAX SEPARATION AGREEMENT THAT IS INTENDED TO BE ENTERED
INTO BETWEEN GENIE ENERGY LTD. AND IDT CORPORATION, EFFECTIVE AS OF THE
CONSUMMATION OF THE SPIN-OFF

SECTION 3.5. Carrybacks. Genie agrees and will cause its subsidiaries not to carry back any net operating losses, capital losses or credits for any taxable period ending after the Distribution Date to a taxable period, or portion thereof, ending on or before the Distribution Date. To the extent that Genie or any of its subsidiaries is required by applicable law to carry back any such net operating losses, capital losses or credits, any refund of Taxes attributable to such carryback shall be for IDT’s account.

SECTION 3.6. Retention of Records; Cooperation; Access.

(a)           IDT and Genie shall, and shall cause each of their subsidiaries to retain adequate records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns required to be filed by IDT or Genie and for any Tax matter covered by this Agreement, including any Proceeding relating to such Tax Returns or to any Taxes payable by IDT or Genie or any of their subsidiaries.

(b)           Subject to the provisions of Section 3.8, IDT and Genie shall reasonably cooperate with one another in a timely manner with respect to any Tax matter covered by this Agreement, including any Proceeding described in Section 2.3. IDT and Genie shall, and shall cause each of their subsidiaries to, cooperate and provide reasonable access to (i) all records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns required to be filed by IDT or Genie and for any Proceeding relating to such Tax Returns or to any Taxes payable by IDT or Genie and (ii) its personnel and premises, for the purpose of the preparation, review or audit of such Tax Returns, or in connection with any Tax matter covered by this Agreement, including any Proceeding described in  Section 2.3  as reasonably requested by either IDT or Genie. The Party requesting or otherwise entitled to any books, records, information, officers or employees pursuant to this  Section 3.6(b)  shall bear all reasonable out-of-pocket costs and expenses (except reimbursement of salaries, employee benefits and general overhead) incurred in connection with providing such books, records, information, officers or employees;  provided ,  however , that any costs (including but not limited to attorneys’ fees and expenses) arising from the requested Party’s failure to cooperate under this Section 3.6(b) shall be payable by such Party.

(c)           The obligations set forth above in Sections 3.6(a) and 3.6(b) shall continue until the longer of (i) the time of a Final Determination or (ii) expiration of all applicable statutes of limitations, to which the records and information relate. For purposes of the preceding sentence, each Party shall assume that no applicable statute of limitations has expired unless such Party has received notification or otherwise has actual knowledge that such statute of limitations has expired.

SECTION 3.7. Tax Treatment. The Parties intend that:

(A)           the Contribution will be qualified as a transaction in which IDT and Genie recognize no income or gain for U.S. Federal income tax purposes pursuant to Sections 351 and 1032 of the Code; and

(B)           the Distribution, and the Spinoff as a whole, will be qualified as a (i) reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code and (ii) transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(d), 355(e) and 361(c) of the Code as a transaction in which IDT, Genie and the stockholders of IDT recognize no income or gain for U.S. Federal income tax purposes pursuant to Sections 355, 361 and 1032 of the Code. For the avoidance of doubt, recognition of income or gain by IDT or Genie as a result of taking into account intercompany items or excess loss accounts pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code shall not mean that the Spinoff does not have tax-free status.

THIS IS THE FORM OF TAX SEPARATION AGREEMENT THAT IS INTENDED TO BE ENTERED
INTO BETWEEN GENIE ENERGY LTD. AND IDT CORPORATION, EFFECTIVE AS OF THE
CONSUMMATION OF THE SPIN-OFF

SECTION 3.8. Confidentiality; Ownership of Information; Privileged Information. The provisions of Article X of the Separation Agreement relating to confidentiality of information, ownership of information, privileged information and related matters shall apply with equal force to any records and information prepared and/or shared by and among the Parties in carrying out the intent of this Agreement.

ARTICLE IV. MISCELLANEOUS

SECTION 4.1. Complete Agreement; Construction. This Agreement shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter, including, without limitation, any tax sharing agreement previously entered into by the Parties.

SECTION 4.2. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by both Parties.

SECTION 4.3. Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Distribution Date.

SECTION 4.4. Notices. All notices and other communications hereunder shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic message transmission with delivery confirmed (by voice or otherwise) to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

To IDT:

IDT Corporation
550 Broad Street
Newark New Jersey 07102
Fax: 973-438-1010
Attention: Bill Pereira

With copies to:

IDT Corporation
550 Broad Street
Newark New Jersey 07102
Fax: 973-438-1456
Attention: Legal Department

To Genie:

Genie Energy Ltd.
520 Broad Street
Newark New Jersey 07102
Fax: [INSERT FAX NUMBER]
Attention: Claude Pupkin

SECTION 4.5. Waivers. The failure of any Party to require strict performance by the other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

SECTION 4.6. Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by the Parties hereto.

THIS IS THE FORM OF TAX SEPARATION AGREEMENT THAT IS INTENDED TO BE ENTERED
INTO BETWEEN GENIE ENERGY LTD. AND IDT CORPORATION, EFFECTIVE AS OF THE
CONSUMMATION OF THE SPIN-OFF

SECTION 4.7. Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party hereto without the prior written consent of the other Party hereto, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.

SECTION 4.8. Successors and Assigns. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

SECTION 4.9. Additional Members. Any new members of the Affiliated Group shall automatically become a Party to this Agreement upon becoming members.

SECTION 4.10. Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties hereto and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

SECTION 4.11. Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

SECTION 4.12. Exhibits. The Exhibits to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

SECTION 4.13. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with the laws of the state of New Jersey.  Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with the laws of the state of New Jersey.  This Agreement shall be governed by, and construed in accordance with the laws of the state of New Jersey.  Subject to Section 4.14 below, the Parties submit to the jurisdiction of any state or federal court sitting in New Jersey for the purpose of any suit, action or proceeding arising out of this Agreement, including to compel arbitration or enforce an arbitral award.

SECTION 4.14. Dispute Resolution. Genie and IDT shall each use good faith efforts to resolve any disputes arising out of this Agreement within fifteen (15) days of receipt of a Party’s written notice of a dispute.  All disputes under this Agreement shall be referred to the Chief Financial Officer or his/her designee of each of IDT and Genie.  The executives shall meet as required for the purpose of resolving any pending dispute referred to them under this Agreement and shall consider the disputes in the order such disputes are brought before them.  In the event that such executives are unable to resolve a dispute within thirty (30) business days (or such longer period as the executives may mutually determine), they shall submit the matter to binding arbitration according to the rules of the American Arbitration Association for commercial disputes.  The arbitration shall be conducted by one arbitrator, expert in matters relating to commercial law, mutually selected by the Parties. If the Parties fail to mutually agree upon one arbitrator within ten (10) days of submission of the dispute to arbitration, one will be appointed in accordance with the commercial rules and practices of the American Arbitration Association.  Any award, order or judgment pursuant to such arbitration shall be deemed final and binding and may be enforced in any court of competent jurisdiction.  The Parties agree that the arbitrator shall only have the power and authority to make awards and issue orders as expressly permitted herein and shall not, in any event, make any award that provides for punitive damages.  The schedule and rules for the arbitration proceedings shall be as set by the arbitrator and the arbitration proceedings shall be held in Newark, New Jersey. Each Party shall bear its own costs of participating in the arbitration proceedings.

SECTION 4.15. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

GENIE ENERGY LTD.

By: ________________________
      Claude Pupkin
      Chief Executive Officer

IDT CORPORATION

By: ________________________
      Bill Pereira
      Chief Financial Officer